UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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StellarOne Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911

April 12, 2011

Dear Fellow Shareholders:

    You are cordially invited to attend StellarOne Corporation's 2011 Annual Meeting of Shareholders.  The meeting will be held on Tuesday, May 17, 2011, at 10:00 a.m., at the Doubletree Hotel, 990 Hilton Heights Road, Charlottesville, Virginia.  The meeting will be followed by a reception that we invite and encourage you to attend.

    The accompanying notice and proxy statement describe the matters to be presented at the meeting.  Whether or not you will be able to attend the annual meeting, it is important that your shares be represented and your vote recorded, so please vote now.

    We appreciate your continuing loyalty and support.

Sincerely,

/s/ Raymond D. Smoot, Jr.
Raymond D. Smoot, Jr.
Chairman of the Board of Directors

/s/ O. R. Barham, Jr.
O. R. Barham, Jr.
President and Chief Executive Officer

590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 17, 2011
Time:	10:00 a.m., ET
Place:	Doubletree Hotel
990 Hilton Heights Road
Charlottesville, Virginia 22901

    The 2011 Annual Meeting of Shareholders of StellarOne Corporation (StellarOne) will be held as indicated above for the purpose of considering the following:

    (1)      The election of six (6) director nominees to serve one-year terms as directors, in each case until a successor is duly elected and qualified;

    (2)      The approval, in an advisory (non-binding) vote, of the executive compensation disclosed in this proxy statement;

    (3)      The ratification of the appointment of Grant Thornton LLP as StellarOne's independent registered public accounting firm for the year ending December 31, 2011; and

    (4)      Such other business as may properly come before the annual meeting.

    Enclosed is a proxy card, proxy statement, and the 2010 Annual Report on Form 10-K.  Only holders of record of StellarOne's common stock as of the close of business on March 25, 2011 will be entitled to notice of, and to vote at, the annual meeting or any adjournment thereof.

    Please complete the proxy card and mail it in the enclosed envelope.  You may also choose to vote your shares by phone or using the Internet, as explained on the proxy card.  If you attend the annual meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ Lee A. McNemar-Kerns
Lee A. McNemar-Kerns
Secretary

Charlottesville, Virginia
April 12, 2011

    WHETHER YOU OWN A FEW SHARES OR MANY, YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD
    OR VOTING YOUR SHARES ELECTRONICALLY, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING.

STELLARONE CORPORATION
PROXY STATEMENT
General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of StellarOne Corporation to be used at the 2011 Annual Meeting of Shareholders to be held on Tuesday, May 17, 2011, at 10:00 a.m., at the Doubletree Hotel, 990 Hilton Heights Road, Charlottesville, Virginia. The notice of annual meeting, the proxy card, and this proxy statement are being first mailed on or about April 12, 2011, to shareholders of record of StellarOne Corporation common stock as of the close of business on March 25, 2011.

Who Can Vote

You can vote at the annual meeting if you owned shares of StellarOne common stock, par value $1.00 per share, as of the close of business on March 25, 2011 (Record Date). Each share of common stock is entitled to one vote. The number of shares outstanding on the Record Date was approximately 22,962,746. When you give StellarOne your proxy, you authorize StellarOne to vote your shares per your instructions whether or not you attend the annual meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the annual meeting.

Executing Your Right to Vote

By completing and returning the enclosed proxy card in time to be voted at the annual meeting, the shares represented by it will be voted in accordance with the instructions marked on the card. Signed but unmarked proxies will be voted on all business matters as recommended by the Board of Directors. Proxies marked as abstentions and proxies for shares held in the name of a bank, broker or other nominee marked as not voted will be counted only for purposes of determining a quorum at the annual meeting.

The Board of Directors does not know of any other matters that are to come before the annual meeting except for incidental, procedural matters. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters as determined by a majority of the Board of Directors.

Costs of Proxy Solicitation

The cost of soliciting proxies will be borne by StellarOne. In addition to the solicitation of proxies by mail, StellarOne also may solicit proxies through its directors, officers, and employees. StellarOne also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

Phone and Internet Voting

StellarOne is pleased to offer its shareholders the convenience of voting by phone and online via the Internet. Please check your proxy card for instructions. Please be aware that if you vote your shares by phone or over the Internet, you may incur costs or charges from your phone service or Internet access provider for which you are responsible.

Changing Your Vote

Your presence at the annual meeting will not automatically revoke your proxy. However, you may revoke a proxy at any time prior to its exercise by (1) filing a written notice of revocation with Lee A. McNemar-Kerns, Secretary or (2) submitting to StellarOne a duly executed proxy bearing a later date or (3) attending the annual meeting and casting a ballot in person.

Delivery of Proxy Materials for the Annual Meeting

StellarOne takes advantage of the householding rules of the Securities and Exchange Commission (SEC) that permit the delivery of one set of the proxy materials to shareholders who have the same address, to conserve resources and achieve the benefit of reduced printing and mailing costs. Shareholders residing at a shared address will continue to receive separate proxy cards. If you wish to receive a separate set of materials, please write or call as specified below and StellarOne will promptly mail it to you at no charge. If a bank, broker or other nominee holds your shares, please contact your bank, broker or nominee directly.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This proxy statement and StellarOne’s Annual Report on Form 10-K for the year ended December 31, 2010 may be viewed at: http://www.StellarOne.com under “Investor Relations,” “SEC Filings & Other Documents.”

PROPOSAL I:  Election of Directors

Shareholders at the 2010 annual meeting approved an amendment to StellarOne’s articles of incorporation to permit action to declassify the Board of Directors. As a result, StellarOne is phasing in the annual election of directors beginning at the 2011 annual meeting, and all directors will be subject to annual election beginning in 2013.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF
THE NOMINEES NAMED BELOW AS A DIRECTOR OF STELLARONE.

Information Regarding Nominees and Directors Continuing in Office

The following table sets forth certain information about the six nominees for election. Each has given consent to be nominated and has agreed to serve if elected. If any person nominated by StellarOne’s Board of Directors (Board) is unable to accept election, an event the Board does not anticipate, the proxies will be voted for the remaining nominees and such other person or persons as the present Board may designate. In the alternative, the Board may reduce the number of nominees for whom the proxies will be voted.

The following table also sets forth information concerning the directors continuing in office. Each director listed has held his or her current occupation for at least five years.

Nominees for Director – Terms to Expire at the 2012 Annual Meeting:(1)
Name of Director	Age	Principal Occupation and Employer	Board Member Since (2)	Current Term Expires

Glen C. Combs	64	Retired. Former Vice President of Acosta Sales, a sales, marketing, and service company for grocery retailers.	1987	2011

Gregory L. Fisher	61	President and Owner of Eddins Ford, Inc., an automobile dealership in Madison, Virginia.	1992	2011

Christopher M. Hallberg	61	President and Owner of Hallberg and O'Malley Financial Group, a financial services advisory firm in Fredericksburg, Virginia.	1988	2011

Jan S. Hoover	54	President of Arehart Associates, Ltd., an accounting services and financial consulting company in Waynesboro, Virginia.	1995	2011

Alan W. Myers	60	Retired. Former Senior Vice President for Omni Services, Inc., a holding company for several subsidiaries, including companies engaged in textile rental, restroom services, first aid supply distribution, and catalog sales of work garments.	1998	2010

Raymond D. Smoot, Jr.	64	Chief Executive Officer of Virginia Tech Foundation Inc., in Blacksburg, Virginia, Chairman of StellarOne Corporation Board.	1998	2011

Directors Continuing in Office – Terms to Expire at the 2012 Annual Meeting:(1)
Name of Director	Age	Principal Occupation and Employer	Board Member Since (2)	Current Term Expires

Beverley E. Dalton	62	Owner of English Construction Company in Lynchburg, Virginia.	2002	2012

Steven D. Irvin	52	Senior Vice President and Director of Sales for Bankers Insurance LLC, headquartered in Richmond, Virginia.	1999	2012

H. Wayne Parrish	67	Retired. Former Owner of Parrish Appraisals Services and President of Allman's Bar-BQ, Inc., in Fredericksburg, Virginia, Vice Chairman of the StellarOne Corporation Board.	1988	2012

Charles W. Steger	63	President of Virginia Polytechnic Institute and State University.	2000	2012

Directors Continuing in Office – Terms to Expire at the 2013 Annual Meeting:
Name of Director	Age	Principal Occupation and Employer	Board Member Since (2)	Current Term Expires

Lee S. Baker	60	Owner and Manager of Staunton Tractor, Inc., specializing in construction equipment sales and rental, in Staunton, Virginia.	1984	2010

O. R. Barham, Jr.	60	President and Chief Executive Officer of StellarOne Corporation.	1996	2010

P. William Moore, Jr.	68	Chairman of Moore Brothers Co., Inc., a real estate investment and management company, located in Staunton, Virginia.	2001	2010

Joe J. Thompson	68	Chairman of Thompson Tire Co., Inc., an automotive services company headquartered in Christiansburg, Virginia.	1998	2010

Keith L. Wampler	53	Managing Partner of PBGH, LLP, Certified Public Accountants, in Fredericksburg, Virginia.	2004	2010

(1)	F. Courtney Hoge will retire from the Board, and H. C. Stuart Cochran will resign from the Board, effective May 17, 2011, the 2011 Annual Meeting date.
(2)	The length of service of each Board member includes time as a director of any legacy holding company or bank that ultimately constitutes StellarOne.

Corporate Governance and Other Matters

Codes of Conduct

The Board of Directors oversees the business affairs and strategic direction of StellarOne Corporation and StellarOne Bank (Subsidiary Bank). The Board believes that strong corporate governance practices are a critical element of doing business, and remains committed to setting a tone of the highest ethical standards and performance.

To that end, StellarOne has adopted a Code of Conduct applicable to all officers and employees that sets forth the legal and ethical standards that govern the conduct of business performed by StellarOne and the Subsidiary Bank. The Audit and Compliance Committee implements the Code of Conduct and related policies. In addition, the Audit and Compliance Committee has approved a Code of Ethics that, along with the Code of Conduct, applies to the Chief Executive Officer, the Chief Financial Officer, and the Chief Operating Officer. Finally, the Governance and Nominating Committee oversees a Board of Directors Code of Professional Conduct applicable to all directors of StellarOne and the Subsidiary Bank. These governing documents comply with the standards for codes of ethics established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, related SEC regulations, and the listing standards of the NASDAQ Stock Market.

More information about corporate governance, including the Code of Conduct, the Code of Ethics, the Board of Directors Code of Professional Conduct, and Board Committee charters, may be found on StellarOne’s investor relations website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.”

Certain Relationships and Related Transactions

All directors and employees who have or whose immediate family members have any direct or indirect financial or other participation in any business that competes with, supplies goods or services to or is a customer of StellarOne or the Subsidiary Bank, are required to disclose such relationship prior to transacting such business. StellarOne directors and employees are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the business is denied if a director’s or employee’s interest in such business could influence decisions relative to StellarOne’s business or have the potential to adversely affect that business or the objective performance of the director’s function or employee’s work.

As of December 31, 2010, borrowings from the Subsidiary Bank by all policy-making officers, directors, their immediate families, and affiliated companies in which they are shareholders amounted to approximately $17 million. This amount represented 3.9% of total equity capital and 0.6% of total assets as of December 31, 2010. These loans were made in the ordinary course of business and on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve greater than normal risks of collectability. StellarOne expects the Subsidiary Bank to have similar banking transactions with directors, officers, principal shareholders and their associates in the future.

In 2010, in the normal course of business, StellarOne paid to Bankers Insurance, LLC, premiums for property and casualty, bond, and director and officer insurance coverage. Bankers Insurance, LLC, is a full-service, independent insurance agency headquartered in Richmond, Virginia, that is owned by a consortium of 40 community banks, including StellarOne’s Subsidiary Bank. The Subsidiary Bank holds a 14.2% membership interest in Bankers Insurance. H. C. Stuart Cochran, a director of StellarOne and the Subsidiary Bank, earned commission income generated by the StellarOne account, but paid to him by Bankers Insurance, amounting to $25,102.

Director Independence

The Board of Directors complies with the independence requirements for the Board and Board Committees established by the NASDAQ Stock Market and federal securities and banking laws. The Board of Directors has affirmatively determined that all directors other than O. R. Barham, Jr., are independent under the listing standards of the NASDAQ Stock Market. Those independent directors are:  Lee. S. Baker, H. C. Stuart Cochran, Glen C. Combs, Beverley E. Dalton, Gregory L. Fisher, Christopher M. Hallberg, F. Courtney Hoge, Jan S. Hoover, Steven D. Irvin, P. William Moore, Jr., Alan W. Myers, H. Wayne Parrish, Raymond D. Smoot, Jr., Charles W. Steger, Joe J. Thompson, and Keith L. Wampler.

Board Leadership

The positions of Chairman of the Board and President and Chief Executive Officer of StellarOne are held by separate persons due to the distinct and time-consuming natures of these roles. The principal role of the President and Chief Executive Officer is to manage the business of the company in a safe, sound, and profitable manner. The role of the Board, including its Chairman, is to provide independent oversight of the President and Chief Executive Officer, to oversee the business and affairs of the company for the benefit of its shareholders, and to balance the interests of StellarOne’s diverse constituencies including shareholders, customers, employees, and communities.

Board’s Role in Risk Oversight

The Board oversees risk management to be reasonably certain that StellarOne’s risk management policies, procedures, and practices are consistent with corporate strategy and functioning appropriately.

The Board performs its risk oversight in several ways. The Board establishes standards for risk management by approving policies that address and mitigate StellarOne’s most material risks. These include policies addressing credit risk, interest rate risk, capital risk, and liquidity risk, as well as Bank Secrecy Act/Anti-Money-Laundering compliance. The Board also monitors, reviews, and reacts to risk through various reports presented by management, internal and external auditors, and regulatory examiners.

The Board conducts certain risk oversight activities through its committees with direct oversight over specific functional areas. The risk oversight activities of the Audit and Compliance, Credit and Enterprise Risk, Governance and Nominating, and Personnel and Compensation Committees are described in the “Board Committees” section of this proxy statement, below; in the “Compensation Discussion and Analysis” section, beginning on page 13; and in the “Principal Accountant, Fees, and Services” section, beginning on page 24. These committees are all comprised exclusively of independent directors.

The Board is empowered to create additional standing and ad hoc committees to facilitate regular monitoring and deeper analysis of matters that may arise from time to time. The Board also meets regularly in executive session to discuss a variety of topics, including risk, without members of management present.

In the foregoing ways, the full Board is able to monitor StellarOne’s risk profile and risk management activities on an ongoing basis.

Board Committees

The Board of Directors has the following standing committees: Audit and Compliance, Credit and Enterprise Risk, Executive, Governance and Nominating, and Personnel and Compensation. The functions, composition, and number of meetings of these committees in 2010 are set forth below.

Audit and Compliance Committee

The Audit and Compliance Committee is appointed by the Board to assist in monitoring the integrity of the financial statements and of financial reporting. The purpose of the committee is to monitor the proper operation of internal and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements, the performance of the internal audit function, and the independence, qualifications, and performance of the independent registered public accountants. The committee also prepares the annual Personnel and Compensation Committee report required by the SEC’s proxy rules, which accompanies this proxy statement.

The Board has determined that the members of the committee meet all applicable requirements of the NASDAQ Stock Market and federal securities and banking laws for independence and for financial, accounting or related expertise. The Board has also determined that Jan S. Hoover, Vice Chair of the Audit and Compliance Committee, and Steven D. Irvin, Audit and Compliance Committee member, are “financial experts” as defined by the regulations of the SEC.

The Audit and Compliance Committee operates according to a written charter adopted by the Board, which is available on our investor relations website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.” The committee reviews and reassesses its charter annually and recommends any changes to the Board for approval.

Credit and Enterprise Risk Committee

The Credit and Enterprise Risk Committee assists the Board in the oversight of policies, procedures, and practices to minimize exposure to unreasonable and unnecessary risk in credit-related business activities and the broader corporate enterprise. The committee is comprised of members who satisfy the independence requirements of the NASDAQ Stock Market.

The principal responsibilities of the Credit and Enterprise Risk Committee are (1) to review and approve all credit-related activities that are required by law or regulation to be approved by the Board and (2) to review and assess StellarOne’s risk profile in the context of non-credit or enterprise risk, such as operational, regulatory, balance sheet management, capital, liquidity, interest rate, business strategy, reputation, and market risk.

The Credit and Enterprise Risk Committee operates according to a written charter, which was adopted by the Board and is reviewed annually. A copy of the Credit and Enterprise Risk Committee charter is available on our website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.”

Executive Committee

The Executive Committee is appointed by the Board to handle strategic and operational responsibilities that may be delegated by the Board from time to time.

Governance and Nominating Committee

The Governance and Nominating Committee operates according to a written charter, which was adopted by the Board and is reviewed annually, and in the framework of StellarOne’s governance policies. A copy of the Governance and Nominating Committee charter is available on our website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.”

The Governance and Nominating Committee evaluates and nominates director candidates for election or reelection by shareholders. The committee identifies director nominees through a combination of referrals, from management, existing Board members and shareholders, and direct solicitations, where warranted. Once a potential candidate has been identified, the committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. If the committee believes it to be appropriate, committee members may meet with the proposed nominee before making a final determination whether to nominate the individual to stand for election to the Board. The committee may request references and additional information from a candidate prior to reaching a conclusion.

The Governance and Nominating Committee monitors the size and composition of the Board to ensure that the Board has the requisite experience and that its membership is sufficiently diverse. Among the factors that the committee considers when evaluating proposed nominees are independence, financial literacy, business experience, character, judgment, and strategic vision. Other considerations include experience in capital markets and mergers and acquisitions.

In addition to fulfilling the above criteria, each director and director nominee brings a strong and unique background and set of skills to the Board, providing the Board as a whole competence and experience in a wide variety of areas. Set forth below is additional information regarding the specific experience and skills of each director and director nominee that are relevant to their service as a StellarOne director.

Mr. Baker has owned and managed Staunton Tractor, Inc., a construction machinery sales and rental business, for 28 years. He has also served for 27 years as a bank director and, since its inception in 1993, as a director of Countryside Holding Company, Inc. The primary focus of that company is land development, as well as long-term residential and commercial real estate investment. As a result of this experience, Mr. Baker brings leadership and decision-making skills to the Board.

Mr. Barham has been a career banker for over 30 years, beginning in line positions and advancing to managerial responsibilities. This experience has afforded him broad knowledge and a keen understanding of all aspects of banking. Mr. Barham has served as president and chief executive officer of legacy StellarOne companies since 1997. During that time, he facilitated four acquisitions and mergers of financial institutions that ultimately constitute StellarOne.

Mr. Cochran has been an insurance agent since 1976. As a vice president of Bankers Insurance, LLC, one of the largest insurance operations in Virginia, he works closely with a number of Virginia financial institutions and their boards, assisting them with their insurance coverage. This activity adds to his insight, which he readily contributes, concerning industry trends and developments. For nine years, Mr. Cochran chaired the board of a legacy StellarOne bank.

Mr. Combs brings marketing and leadership skills from his career as president of M&M Brokerage, a food brokerage company. He led his company through several mergers and a successful sale process (to Acosta Sales). Mr. Combs serves on the boards of several non-profit organizations in the Roanoke, Virginia market, and as compensation committee chairman for Friendship Manor, the largest nursing home in Virginia. He also serves on the corporate governance and nominating committee for Petroleum Marketers, a large distributor of petroleum products in Virginia.

Ms. Dalton brings board and corporate management experience to StellarOne. She is an owner and a member of the management team of English Construction and its subsidiaries. English Construction is a diversified heavy construction services provider in the Mid-Atlantic region. Ms. Dalton is an elected member of the Town Council in Altavista, Virginia, serving her second four-year term. She also serves on the Board of Visitors of Virginia Polytechnic Institute and State University as well as the boards of The Corporation for Thomas Jefferson’s Poplar Forest and The Virginia Historical Society.

Mr. Fisher has nearly 40 years of experience as general manager and president of a new car dealership in Madison, Virginia. Under his management, the dealership has in some years exceeded $20 million in annual sales transactions. Mr. Fisher has served on the Virginia Student Aid Foundation Board of the University of Virginia, which is responsible for raising and managing millions of dollars each year. He has also served multiple three-year terms on the Washington Area Ford Dealer Advertising Fund Board, which manages an advertising budget of millions of dollars each month.

Mr. Hallberg was the founder of a legacy StellarOne bank and served on its board, as well as two other predecessor bank holding company boards prior to their merger into StellarOne. In addition to over 40 years in the investment and financial planning business, Mr. Hallberg has over 30 years of experience owning and managing commercial real estate valued at over $50 million. This experience has afforded him a thorough knowledge of real estate values, bank financing, and the appraisal process.

Mr. Hoge has over 40 years of experience in insurance and financial planning for individuals and business owners, and holds the Chartered Life Underwriter and Chartered Financial Consultant industry designations. His financial expertise has been beneficial to StellarOne’s Board and that of its legacy companies. Mr. Hoge has assisted many individuals and businesses in creating a strong financial model. He has served in leadership roles for several non-profit organizations in the Roanoke Valley of Virginia.

Ms. Hoover brings financial expertise and business leadership skills developed through owning and managing a public accounting firm in Waynesboro, Virginia. She has over 30 years of experience in providing auditing, accounting, income taxation, and consulting services. In addition to the business development responsibilities she shares as co-owner of the firm, Ms. Hoover is responsible for the firm’s system of internal quality control. Ms. Hoover qualifies as an audit committee financial expert under SEC guidelines.

Mr. Irvin is a senior vice president and the director of sales for Bankers Insurance, LLC. Bankers Insurance is owned by a consortium of 40 community banks, affording him the opportunity to interact with numerous community banks throughout Virginia. Mr. Irvin manages a sales force of over 55 agents in 13 offices, and is thereby actively engaged in the sale of insurance through community banks. He has been in the insurance business for over 30 years and holds the Chartered Life Underwriter, Chartered Financial Consultant, and Certified Insurance Counselor industry designations.

Mr. Moore has a background of over 40 years in construction, commercial property development, and financial management. For 33 years, he was the chief executive officer of Moore Brothers Co. Inc., a bridge and highway construction firm doing business in Virginia and the Central-Atlantic region. Now retired, Mr. Moore serves on the boards of Cadence Inc., a manufacturer of industrial and medical supplies based in Staunton, Virginia, and S. L. Williamson, Inc., an asphalt paving contractor in Charlottesville, Virginia.

Mr. Myers was the senior vice president for a large, privately-held company headquartered in Culpeper, Virginia. Omni Services, Inc. operated several subsidiary companies engaged in textile rental, restroom services, first aid supply distribution, and catalog sales of work garments, with 55 locations in 22 states. Mr. Myers has extensive experience in setting and achieving operating company budgets, identifying and completing mergers, negotiating large procurement contracts, and garment manufacturing and distribution. He has also worked as an independent consultant in strategic planning and business plan development for various non-profit organizations, small businesses, and community banks. Mr. Myers chaired the board of a legacy StellarOne bank.

Mr. Parrish has 44 years of experience in the financial services industry, including senior management positions at two Virginia banks. He was a founding director of a legacy StellarOne bank, and past president and founding director of Rappahannock Economic Development Corporation. Mr. Parrish has retired from successful investment in and management of restaurant, real estate appraisal, and real estate development/leasing operations.

Dr. Smoot brings financial, investment, and real estate development experience as chief executive officer and secretary/treasurer of the Virginia Tech Foundation, Inc. He also serves as a director and member of the audit committee of RGC Resources, a publicly traded diversified energy company, and as a member of the executive committee and chairman of the investment committee of Carilion Clinic, a comprehensive health care organization in western Virginia. Dr. Smoot serves on the investment advisory committee of Harbert Venture Partners and the NEWVA investment fund, and is chairman of the Virginia Tech Corporate Research Center. For seven years, Dr. Smoot chaired the board of a legacy StellarOne bank. He continues to chair the Subsidiary Bank board and was appointed to also chair the StellarOne Board, beginning March 1, 2010.

Dr. Steger brings a wealth of experience in strategic planning, executive management, and community and government relations.  As the president of Virginia Polytechnic Institute and State University, a state-assisted, public university, Dr. Steger is the chief executive officer of a complex organization with multiple constituencies and an annual budget exceeding $1 billion. He has skillfully guided the university through several rounds of budget cuts in funding from the state while at the same time building the research capacity of the university and increasing annual research expenditures by 300 percent during his tenure as president. He also serves on the board of directors and the executive and finance committees of the Virginia Tech Foundation, Inc., which has more than $1 billion in assets.

Mr. Thompson brings marketing and business leadership skills, derived from founding and managing Thompson Tire Company, Inc. He led this company from one store in 1968 to eight profit centers serving western Virginia. His insight from successfully operating stores across several communities is relevant to gauging and impacting the performance of entities that likewise operate branches in many communities. Mr. Thompson and his wife recently founded a public service coalition whose mission is to create a culture of good dental and oral health in the New River Valley of Virginia.

Mr. Wampler, CPA, CVA, serves as managing partner of a regional public accounting firm. He is responsible for the executive management, strategic planning, and marketing of the firm. He provides financial and tax consulting services to closely-held, middle-market companies. Mr. Wampler also has extensive experience in business valuation and litigation support activities. Recently, he was instrumental in the formation of a consulting firm specializing in forensic accounting and financial fraud investigations.

Shareholder Nominees

While there are no formal procedures for shareholders to submit director recommendations, the Governance and Nominating Committee will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Governance and Nominating Committee of the Board of Directors, StellarOne Corporation, 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911 and must be received by December 14, 2012 in order to be considered by the committee for the next annual election of directors. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Governance and Nominating Committee based on the qualifications described above. The committee is under no obligation to formally respond to recommendations although, as a matter of practice, every effort is made to do so. The Governance and Nominating Committee received no shareholder nominations of directors for the 2011 Annual Meeting of Shareholders.

In addition, in accordance with the StellarOne Corporation’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an annual meeting if the shareholder gives written notice of his or her intent to make such nomination either by personal delivery or mail to the Secretary of StellarOne Corporation no less than 120 days prior to the first anniversary of the initial notice given to shareholders of record for the previous annual meeting. If the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice shall be required to be given not less than 90 days nor more than 120 days prior to the date set for such meeting of shareholders.

Each notice of a shareholder’s intention to make a nomination must set forth (a) the name and address of the shareholder who intends to make the nomination, and the name and address of the person to be nominated; (b) a representation that the shareholder is the owner of StellarOne Corporation stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee for director and any other person(s) pursuant to the nomination; (d) such other information regarding the nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the written consent of each nominee to serve as a director if so elected. These requirements are more fully described in Article III, Section 16 of StellarOne Corporation’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing requirements.

Personnel and Compensation Committee

The Personnel and Compensation Committee operates according to a written charter that was adopted by the Board and is reviewed annually. A copy of the Personnel and Compensation Committee charter is available on our website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.”

The committee is comprised of members who satisfy the independence requirements of the NASDAQ Stock Market applicable to compensation committees. The committee (1) reviews compensation plans, policies, and programs for StellarOne and the Subsidiary Bank, (2) evaluates and makes recommendations to the Board regarding compensation of the Chief Executive Officer and other executive officers, and (3) evaluates and makes recommendations regarding the compensation of StellarOne and Subsidiary Bank directors, including their compensation for service on board committees. The committee also assists in preparing the annual Personnel and Compensation Committee report required by the SEC’s proxy rules, which accompanies this proxy statement.

Personnel and Compensation Committee Interlocks and Insider Participation

No member of the Board’s Personnel and Compensation Committee serves or has served as an officer or employee of StellarOne or the Subsidiary Bank. No member of the Board’s Personnel and Compensation Committee has participated in StellarOne’s employee benefit plans or was at any time within one year prior to his appointment eligible to participate in such plans.

2010 Board Committees
Name of Director	Audit and Compliance	Credit and Enterprise Risk	Executive	Goverance and Nominating	Personnel and Compensation
Lee S. Baker	X
O. R. Barham, Jr.			X
H. C. Stuart Cochran			X
Glen C. Combs				X	X
Beverley E. Dalton			X	X*	X
Gregory L. Fisher	X*		X
Christopher M. Hallberg		X
F. Courtney Hoge				X
Jan S. Hoover	X			X
Steven D. Irvin	X				X
P. William Moore, Jr.		X		X
Alan W. Myers		X			X
H. Wayne Parrish		X	X		X*
Raymond D. Smoot, Jr.			X*
Charles W. Steger			X
Joe J. Thompson		X*	X
Keith L. Wampler		X

Number of Meetings - Fiscal 2010	4	6	0	5	11

X = Committee member; * = Committee chair

Executive Sessions

The Board expects to hold executive sessions of independent directors at each Board meeting but, in any event, holds them at Board meetings at least two times per year. At least one executive session is held for the purpose of evaluating the President and Chief Executive Officer. Any independent director can request that an executive session be scheduled.

Director Attendance at Meetings

It is the belief of the Board that directors should attend all scheduled Board and committee meetings (in person or by means of an electronic conference arrangement), as well as the annual meetings of shareholders. It is Board policy that directors must attend at least 75% of scheduled Board and committee meetings to be candidates for re-nomination, although the Governance and Nominating Committee may make exceptions to this requirement for extenuating circumstances. In 2010, the Board held 12 meetings. The numbers of committee meetings in 2010 are reflected in the table of 2010 Board Committees. Each director attended at least 75% of the meetings of the Board and the meetings of the committees on which he or she served in 2010.

Director Compensation

Non-employee directors of StellarOne generally receive an annual cash retainer of $18,000. However, Dr. Smoot receives an annual cash retainer of $30,000 as Board Chair.

Non-employee directors also receive an annual restricted stock award in the amount of $12,000 and are eligible to receive stock options under StellarOne’s Stock Incentive Plan. No stock options were awarded to non-employee directors in 2010.

Board committee chairs receive $1,000 for in-person attendance at committee meetings and $600 for attendance by means of an electronic conference arrangement. The committee member attendance fee is $500 for in-person attendance and $300 for attendance by means of an electronic conference arrangement.

StellarOne has a nonqualified Directors Deferred Compensation Plan. This plan allows for the deferral of pre-tax income associated with the payment of cash director fees. Directors may elect to defer all or a portion of their annual director fees under this plan. If so elected, monthly board fees are contributed directly to a trust with various investment options, and are held until such time as the director is entitled to receive a distribution.

The following table provides compensation information for the year ended December 31, 2010 for each non-employee director.

Director Compensation for 2010
	Fees Earned or Paid in Cash	Stock Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Name (1)	($)	($)	($)	($)	($)
Lee S. Baker	20,600	12,004	-	139	32,743
H. C. Stuart Cochran	22,300	12,004	-	133	34,436
Glen C. Combs	25,200	12,004	-	139	37,343
Beverley E. Dalton	29,400	12,004	-	139	41,543
Gregory L. Fisher	22,300	12,004	-	139	34,443
Christopher M. Hallberg	25,100	12,004	-	139	37,363
F. Courtney Hoge	21,300	12,004	-	139	33,443
Jan S. Hoover	23,300	12,004	-	139	35,443
Steven D. Irvin	24,700	12,004	-	139	36,843
P. William Moore, Jr.	23,100	12,004	-	139	35,243
Alan W. Myers	25,900	12,004	-	133	38,036
Harold K. Neal (5)	5,800	-	-	1,720	7,520
H. Wayne Parrish	19,200	12,004	11,100	139	42,443
Raymond D. Smoot, Jr.	39,467	12,004	-	139	51,610
Charles W. Steger	18,300	12,004	-	140	30,444
Joe J. Thompson	24,400	12,004	-	133	36,537
Keith L. Wampler	-	12,004	20,600	166	32,769
Jon Wyatt (5)	4,800	-	-	1,720	6,520

(1)	Compensation for O. R. Barham, Jr., the Chief Executive Officer, is included in the Summary Compensation Table on page 19.
(2)
The directors of StellarOne were awarded shares of restricted stock that vest in April 2011. The value reported reflects the aggregate grant date fair value of these shares calculated in accordance with FASB ASC Topic 718.

(3)	Changes in values under the nonqualified Directors Deferred Compensation Plan previously described.
(4)
All other compensation includes cash dividends paid prior to vesting on shares of restricted stock awarded. All other compensation for Harold K. Neal and for Jon T. Wyatt also includes the value of a retirement gift.

(5)	Includes compensation for service as a StellarOne director through April 2010, prior to departure from the Board.

Communication with the Board

Individuals may communicate with the Board of Directors by submitting an email to the Director of Internal Audit, who reports directly to the Audit and Compliance Committee of the Board, at THarrison@StellarOne.com. The Director of Internal Audit, at her discretion, will forward communications to the Board (or director thereof), a specific committee or to management. The Director of Internal Audit maintains a log of communications that is reviewed by the Audit and Compliance Committee of the Board as needed.

Stock Ownership of Certain Beneficial Owners

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of December 31, 2010, the only persons known by us to be beneficial owners of more than 5% of StellarOne Corporation common stock were as follows:

Name and Address of Beneficial Owner	Shares of StellarOne Common Stock	Percent of Class

Blackrock, Inc.	1,370,326 (1)	5.97%
40 East 52nd Street
New York, New York 10022

Heartland Advisors, Inc.	1,198,735 (2)	5.22%
789 North Water Street
Milwaukee, Wisconsin 53202

(1)
This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2011 by Blackrock Inc. and subsidiaries, which reported sole voting and dispositive power.

(2)
This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2011, by Heartland Advisors, Inc., which reported shared voting and dispositive power with William J. Nasgovitz, president and control person of Heartland Advisors, Inc. The Heartland Value Plus Fund owns 1,167,785 shares or 5.1% of the StellarOne common stock held by Heartland Advisors, Inc. The remaining StellarOne shares are owned by various other accounts managed by Heartland Advisors, Inc., on a discretionary basis.

Stock Ownership of Directors and Executive Officers

The following table sets forth certain information as of March 25, 2011 about the shares of common stock beneficially owned by each director and director nominee, by all directors and executive officers as a group, and by the following executive officers of StellarOne Corporation and the Subsidiary Bank: O. R. Barham, Jr., Litz H. Van Dyke, and Jeffrey W. Farrar (Named Executive Officers).

The Board adopted a Stock Ownership Policy that requires all current directors, including the President and Chief Executive Officer, to acquire (within three years of the policy effective date) and retain a minimum of 5,000 shares of StellarOne common stock. The policy requires all other current Named Executive Officers to acquire and retain a minimum of 2,500 shares of StellarOne common stock. Directors elected in future will have three years from May 1 of the year of their appointment, and Named Executive Officers hired in future will have three years beginning January 1 of the year following their hiring, to accumulate the minimum number of shares. A copy of the Stock Ownership Policy is available on our website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.”

	Number of Shares Owned (excluding options and restricted stock) (1)(2)		Shares of Restricted Stock	Number of Shares That May Be Acquired Within 60 Days by Exercising Options (3)	Total	Percentage of Common Stock Outstanding (*less than 1%)

Lee S. Baker	33,488	(4)	825	-	34,313	*
O. R. Barham, Jr.	5,600		29,794	107,901	143,295	*
H. C. Stuart Cochran	89,226	(5)	825	-	90,051	*
Glen C. Combs	33,979	(6)	825	3,285	38,089	*
Beverley E. Dalton	4,748		825	7,089	12,662	*
Jeffrey W. Farrar	7,936		13,306	38,594	59,836	*
Gregory L. Fisher	6,683		825	-	7,508	*
Christopher M. Hallberg	19,246	(7)	825	-	20,071	*
F. Courtney Hoge	35,913		825	3,804	40,542	*
Jan S. Hoover	5,307		825	-	6,132	*
Steven D. Irvin	18,986	(8)	825	7,089	26,900	*
P. William Moore, Jr.	17,138	(9) (10)	825	-	17,963	*
Alan W. Myers	14,376		825	-	15,201	*
H. Wayne Parrish	26,024		825	-	26,849	*
Raymond D. Smoot, Jr.	14,105		825	11,178	26,108	*
Charles W. Steger	5,866		825	7,089	13,780	*
Joe J. Thompson	28,633	(11)	825	11,178	40,636	*
Litz H. Van Dyke	17,811		12,261	34,334	64,406	*
Keith L. Wampler	3,927		825	-	4,752	*

All directors and
executive officers as a
group (19 persons)	556,733		55,001	268,663	880,397	2.97%

(1)
Under SEC rules, an individual is considered to “beneficially own” any share of common stock for which he or she, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power (which includes the power to vote or to direct the voting of such security) and/or investment power (which includes the power to dispose of or to direct the disposition of such security).

(2)	Only whole shares are included in the table. Fractional shares that may arise from dividend reinvestment plan participation are not shown.
(3)	Includes stock options exercisable on the record date and within 60 days thereafter.
(4)	Includes 25,788 shares registered in the name of Staunton Tractor, Inc., which is owned by Mr. Baker.
(5)	Includes 16,500 shares registered in Mr. Cochran’s spouse’s name, as to which Mr. Cochran disclaims beneficial ownership.
(6)	Includes 10,039 shares held by Mr. Combs’ spouse in an individual retirement account (IRA).
(7)	Includes 620 shares registered in Mr. Hallberg’s spouse’s name.
(8)	Includes 1,157 shares held by Mr. Irvin’s spouse in an IRA and 416 shares held for the benefit of Mr. Irvin’s son in accordance with the Virginia Uniform Transfer to Minors Act.
(9)
Includes 1,200 shares registered in Mr. Moore’s spouse’s name, as to which shares Mr. Moore disclaims beneficial ownership, and 5,250 shares registered in the name of Moore Brothers Company Incorporated, of which Mr. Moore is President.

(10)
Mr. Moore is a trustee of P. W. Moore Trust U/A, which owns 2% of the voting common stock and 100% of the nonvoting common stock of Mocomp, Inc. (Mocomp), which, in turn, owns 61,035 shares of StellarOne’s common stock. Mr. Moore also is one of five directors of Mocomp. Mr. Moore refrains from voting as a Mocomp director on any matter relating to StellarOne. Mr. Moore disclaims beneficial ownership of the shares of StellarOne common stock held directly by Mocomp and indirectly by P. W. Moore Trust U/A, and none of those shares are reflected in this table.

(11)	Includes 3,015 shares held by Mr. Thompson’s spouse in an IRA.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, directors and executive officers are required to file reports with the SEC indicating their holdings of and transactions in StellarOne’s equity securities. Based solely on a review of the copies of such reports and written representations that no other reports were required, the company believes that its directors and executive officers complied with all filing requirements under Section 16(a) during its fiscal year ended December 31, 2010.

Securities Trading Policy

StellarOne’s policy against insider trading (Policy Statement) applies to all employees as it relates to the use of material inside information to trade in StellarOne stock. The Policy Statement covers all persons required to file Section 16 reports with respect to their transactions in StellarOne stock, as well as all senior officers and Subsidiary Bank directors (Covered Persons). Covered Persons are also responsible for ensuring that their spouses and other family members residing in their households also adhere to the requirements of the Policy Statement.

Under the terms of the Policy Statement, Covered Persons who are aware of any material non-public information regarding StellarOne or any other company shall not trade directly or indirectly in those securities or disclose information to other persons likely to trade in those securities. Covered Persons must also refrain from recommending the purchase or sale of StellarOne securities while in possession of material non-public information, and from knowingly assisting anyone who is engaged in any of the activities prohibited by the Policy Statement.

Non-Director Executive Officers

Name	Age	Principal Occupation During Past Five Years
Jeffrey W. Farrar	50	Executive Vice President and Chief Financial Officer; formerly Executive Vice President and Chief Financial Officer of Virginia Financial Group, Inc.
Litz H. Van Dyke	47	Executive Vice President and Chief Operating Officer; formerly Executive Vice President and Chief Operating Officer of Virginia Financial Group, Inc.
Gregory W. Feldmann (1)	54	President and Chief Executive Officer of StellarOne Bank (Subsidiary Bank President and CEO); formerly President and Chief Executive Officer of First National Bank.

(1)
Mr. Feldmann resigned as Subsidiary Bank President and CEO effective February 1, 2011, at which time Mr. Barham, President and Chief Executive Officer of StellarOne Corporation, was assigned the additional duties of Subsidiary Bank President and CEO.

Compensation Discussion and Analysis

Executive Summary

The Personnel and Compensation Committee (the Committee) provides the Named Executive Officers with a competitive compensation opportunity that supports our pay for performance culture and motivates the executives to achieve StellarOne’s business strategies and maximize shareholder value.

StellarOne’s 2010 performance showed improvement on most measures compared to 2009. The Committee took this into consideration in its deliberations and determined the following:

•	To increase the base salary of the Chief Financial Officer in 2011;
•	To grant long-term incentive awards in the form of time vested and performance vested shares of restricted stock to the Named Executive Officers at an overall increased level from 2010; and
•	Not to provide short-term cash incentives to the Named Executive Officers for 2011.

As StellarOne repays funds from the Capital Purchase Program, the Committee may resume certain compensation practices such as the reinstatement of Named Executive Officers in a short-term incentive program. The Committee will consider these and other compensation actions in terms of their alignment with the company’s compensation philosophy, shareholder interests, and the competitive market.

Overview

The Compensation Discussion and Analysis section describes StellarOne’s philosophy, objectives, processes, and reasons for decisions regarding executive compensation in 2010 and going forward into 2011. For the purpose of this discussion, the information provided is for the Named Executive Officers:  President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and the Subsidiary Bank President and CEO.

As of March 1, 2010, William P. Heath, Jr., the employee Chairman of the Board retired, and as of February 1, 2011, Gregory W. Feldmann resigned from the position of Subsidiary Bank President and CEO. The Board of Directors subsequently assigned the duties of President and Chief Executive Officer of the Subsidiary Bank to O. R. Barham, Jr., the current President and Chief Executive Officer of the company.

American Recovery and Reinvestment Act of 2009 (ARRA)

On December 19, 2008, StellarOne entered into a letter agreement with the U.S. Department of the Treasury (Treasury) pursuant to which it issued 30,000 shares of its Series A preferred stock in connection with the Capital Purchase Program (CPP) under Treasury’s Troubled Asset Relief Program (TARP). In accordance with the terms of the letter agreement, StellarOne and the Named Executive Officers amended certain employment agreements and benefit plans and arrangements to the extent necessary to be in compliance with the executive compensation and corporate governance requirements of Section 111(b) of the Emergency Economic Stabilization Act of 2008 (EESA) as implemented by any guidance or regulation under Section 111(b) of EESA that was issued and in effect as of the closing date of the transaction. Section 7001 of ARRA amends section 111 of EESA to provide that TARP participants are subject to the “standards established by the Secretary” and directs the Secretary to “require each TARP recipient to meet appropriate standards for executive compensation and corporate governance.”

Under the regulations issued pursuant to EESA found in Title 31 Code of Federal Regulations Part 30, Sections 30.4 and 30.7, the Personnel and Compensation Committee reviewed the compensation plans described below with respect to the following senior executive officers: President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Subsidiary Bank President and CEO. These plans essentially consist of the payment of salary with a long-term incentive compensation feature. There is no bonus or other compensation arrangement for a short-term performance factor which, in the review taken by the Committee, would encourage the senior executive officers to take unnecessary and excessive risks to threaten the value of StellarOne. In the estimation of the Committee, and as further described in detail below, the long-term incentive awards are tied to long-term  goals and there is no component to the plans which would encourage the executives to take an unnecessary risk.

Commensurately, in conjunction with a review with StellarOne’s Senior Risk Officer, Internal Auditor, and Chief Credit Risk Officer, the Committee reviewed employee compensation plans generally. Most employees of StellarOne are compensated by the payment of salary and, historically, certain employees would be awarded a performance bonus if, in the estimation of their managers, their performance merited such an award. The senior management of the mortgage division of StellarOne participated in an incentive plan in 2010. In addition, employees in the mortgage division are paid a salary and receive an incentive compensation feature based on production. All mortgage-related compensation plans provide for a “clawback” feature that requires the payment back to StellarOne of any incentive compensation if there is a required buyback of the mortgage or the manifestation of any risk-related issues in the generation of the mortgage. Further, there is no element in any senior executive officer plan or any employee plan that would encourage the executives or employees to manipulate reported earnings in order to enhance compensation.

General Philosophy

StellarOne’s philosophy on compensation is to pay for performance that supports the company’s business strategies and that is in the best interest of the shareholders. StellarOne balances the need to recruit and retain employees who can meet and exceed business goals with the need to motivate and reward short-term and long-term performance. This may be accomplished, depending on employee level, by short-term at-risk cash incentive pay tied to annual financial performance or other measures, and long-term equity pay programs that are aligned with overall company strategy and long-term stock appreciation. StellarOne also targets base salary and benefit programs at competitive market compensation levels that enable the company to attract and retain employees and executive management. Targets for salary, bonus, and equity are reviewed and set as appropriate for each Named Executive Officer by the Personnel and Compensation Committee. Components of the total compensation program may be modified while the company is subject to regulations under EESA. Therefore, the short-term cash incentive component is currently suspended to reflect the bonus restriction under ARRA.

Compensation Decision Process

The process by which the Personnel and Compensation Committee makes specific decisions relating to executive compensation includes consideration of the above philosophy, the performance of the company compared to peers and industry standards, success in attaining annual and long-term goals and objectives, management of compensation expense, executive officer potential, and individual performance, experience, and contributions.

StellarOne and the Committee also consider federal laws such as ARRA referenced above, and the accounting and tax (individual and corporate) consequences of the compensation plans prior to making any changes to the plans. In 2010, the Committee considered the impact of the ASC Topic 718, Compensation – Stock Compensation on its use of equity-based awards.

Roles of the Personnel and Compensation Committee and Management

The Personnel and Compensation Committee approved the compensation of all executive officers, including the Named Executive Officers, for 2010. The Committee reviews the performance and compensation of the Chief Executive Officer and requests the Chief Executive Officer review and report to the Committee on the performance and compensation of the other Named Executive Officers, within the compensation guidelines provided by the Committee.

Because StellarOne currently is a CPP participant, EESA, as amended by ARRA, requires the Committee to oversee a process that ensures that incentive plans do not encourage “unnecessary and excessive risk-taking.” This process includes designating a Senior Risk Officer (SRO) to review the company’s compensation plans, and a meeting with the SRO at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of risk posed to StellarOne for such plans. With respect to equity compensation awarded to those other than the Named Executive Officers, the Personnel and Compensation Committee grants restricted stock and stock options after considering the recommendations made by the Chief Executive Officer. For employment and change-in-control agreements, the Committee has authorized the Chief Executive Officer to execute such agreements within the defined parameters that the Committee approved based on the individual position with StellarOne.

With respect to incentive plans for those employees other than the Named Executive Officers, the Committee has delegated the development of those plans to the Chief Executive Officer; however the Committee reviews information regarding the plans. For StellarOne’s qualified retirement plans available to employees, the Committee reviews recommendations from management in collaboration with outside advisors. The Committee recommends actions to the Board on changes in these qualified plans. These plans include the 401(k) defined contribution plan, the defined benefit pension plan, and the employee stock ownership plan.

The Chief Executive Officer is responsible for the development of StellarOne’s strategic plan and annual business plan, which are reviewed and approved in final form by the Board of Directors. The Chief Executive Officer conducts a self-assessment, which is reviewed annually in conjunction with a Board review of the Chief Executive Officer’s performance by the Committee and the Board. Compensation actions related to the Chief Executive Officer are decided through deliberation and approval by the Committee.  The Chief Executive Officer also provides performance assessments of the Named Executive Officers to the Committee, and makes compensation recommendations for the Committee’s consideration within guidelines established by the Committee.

The Committee, with the assistance of the Chief Human Capital Officer and an external compensation consultant, develops proposals related to potential changes in executive compensation programs and approves any changes on behalf of the Board of Directors. The Committee generally reviews the proposals with management for input. The Chief Executive Officer and the Chief Human Capital Officer also present general employee information related to compensation and benefits programs and succession planning to the Committee. Generally, compensation plans that do not include the Named Executive Officers as participants are not presented for approval, and are only presented for informational purposes. The Chief Executive Officer, the Chief Human Capital Officer, and the external compensation consultant provide the Committee with data on StellarOne’s operations necessary to evaluate and implement compensation proposals and programs.

Role of the Compensation Consultant

On an annual basis, the Committee retains an independent executive compensation consultant to advise the Committee on matters relating to compensation benchmarking, staying current with regulatory and legal issues related to executive compensation, and designing appropriate compensation programs. The Committee has direct access to the consultant and control over its engagement.

The firm of Pearl Meyer & Partners (PM&P) was initially engaged in 2008 to conduct a review of competitive compensation for the Named Executive Officers and for the Board of Directors. PM&P has continued to advise the Committee on the competitiveness of the current Named Executive Officers’ compensation program packages and its obligations both under TARP and under the Named Executive Officers’ contracts.  PM&P is engaged by the Committee and does not provide other services to StellarOne.

Role of the Senior Risk Officer

The Senior Risk Officer is designated by the Personnel and Compensation Committee, after input from management. The SRO’s primary responsibility is to evaluate all employee compensation plans, programs, policies, and agreements for components that may cause unnecessary and excessive risk-taking. The SRO meets with the Committee semi-annually to discuss his findings. The Corporate Legal Officer is the SRO for 2010.

In evaluating compensation plans and arrangements for components that may cause excessive risk-taking, the SRO first receives information on the above from the external compensation consultant and the Chief Human Capital Officer. The SRO then reviews the information and collaborates with the Chief Credit Risk Officer and the Director of Regulatory Risk Management to answer questions related to performance measures with significant focus or weight in the total compensation program or policies that encourage or fail to mitigate excessive risk-taking. Once the findings are complete, they are summarized and discussed with the Committee.

Compensation Structure and Elements

StellarOne’s executive compensation program normally consists of four main elements of compensation: base salary, short-term incentive compensation, long-term incentive compensation, and executive benefits and perquisites.

The Committee believes that a certain level of discretion is appropriate in determining the amount of compensation to be paid, the mix of compensation components, and the relationship between compensation levels provided to the Chief Executive Officer and other Named Executive Officers.  While the Named Executive Officers are provided with long-term incentive opportunities as a percentage of their overall compensation, the Committee does not have a formal policy regarding the allocation between cash and non-cash compensation or the allocation of short-term and long-term equity incentive compensation. The Committee also does not have a policy regarding any relative percentage of compensation paid to the other Named Executive Officers as compared to that paid to the Chief Executive Officer. In making pay determinations, the Committee considers the level and mix of compensation paid to the Named Executive Officers relative to the median of the peer group and survey data, and takes into account the executive’s experience, responsibilities, and performance.

The table below shows the elements of compensation paid to each Named Executive Officer in 2010, as a percentage of total direct compensation (the total of base salary and short-term and long-term incentives). Historically, the Named Executive Officers would have a portion of their compensation tied to annual goals; however, this short-term element of compensation was suspended due to bonus restrictions under ARRA.

		Short-Term	Long-Term
	Base	Incentive	Incentive
	Salary	Target	Target

Chief Executive Officer	76%	N/A	24%
Chief Operating Officer, Chief Financial Officer and Subsidiary Bank President and CEO	83%	N/A	17%

In June 2010, the Personnel and Compensation Committee engaged executive compensation consultant PM&P to perform an updated comparative peer analysis of executive officer and board compensation.  PM&P had last performed a peer analysis in June 2008.  This analysis covered, in detail, information on the positions of Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and the Subsidiary President and CEO. The report included recommendations to the Committee regarding the executive compensation planning process and a comparative peer analysis for each Named Executive Officer’s base salary and short-term and long-term incentive compensation.

The table below displays how the companies in the peer analysis structured their compensation elements  as a percentage of total compensation.

	Typical	Typical	Typical
	Base	Short-Term	Long-Term
	Salary	Cash Target	Equity Target

Chief Executive Officer	53%	21%	26%
Chief Operating Officer	61%	18%	21%
Chief Financial Officer	61%	18%	21%
Subsidiary President / CEO	62%	16%	22%

Two primary data sources were used in the analysis: a Custom Proxy Peer Group – data compiled from 22 publicly traded banks of similar asset size (between $2.3 billion and $5 billion) and region (contiguous states to StellarOne or Mid-Atlantic and Southeast); and Industry Survey Sources – data collected from two survey sources, Towers Watson 2009/2010 Financial Services Survey Suite and the America’s Bankers Association 2009 Compensation and Benefit Survey, using the appropriate scope of asset size and region. The peer organizations generally recruit individuals to fill senior management positions who are similar in skills and background to those StellarOne recruits. In addition, the custom peer group had similar revenue, employee, and branch numbers. The 22 peers were: Pinnacle Financial Partners, Inc., Renasant Corporation, S&T Corporation, Inc., Sun Corporation, Inc.,  Sandy Spring Corporation, Republic Corporation, Inc., Bank of the Ozarks, Inc., Green Bankshares, Inc., Community Trust Corporation, Inc., Simmons First National Corporation,  SCBT Financial Corporation, TowneBank, Home Bancshares, Inc., Lakeland Corporation, Inc., City Holding Company, Virginia Commerce Bancorp, Inc., First Corporation,  Union First Market Bankshares Corporation, Ameris Corporation, Inc., First Community Bankshares, Inc., Metro Corporation, Inc., and Farmers Capital Bank Corporation.  Eleven of the 22 peer companies were participants in TARP at the time the survey was produced.

The following summaries explain the role of each compensation element, how decisions were made on each element, and the determinations of the Committee on the 2010 and 2011 total compensation of the Named Executive Officers.

Base Salary

StellarOne strives to provide executive management with base salaries that are reasonably competitive with respect to the position, as identified in compensation surveys conducted by external compensation consultants. Because the company values pay for performance, base salary levels beyond the minimums may be approved subject to documented levels of performance that clearly justify salaries that exceed the market. Actual salaries should reflect performance, contribution, and experience in the role.

For 2010, the Committee reviewed the base salaries of the Named Executive Officers with input from PM&P; however, no additional peer group study was performed at this time.  The 2008 PM&P peer group study showed market base salaries of $403,000, $230,000, $209,000, and $228,000, respectively, for the chief executive officer, chief operating officer, chief financial officer, and subsidiary bank president and chief executive officer. The Committee determined, in light of StellarOne’s 2009 net loss and because salaries were comparable to the median of the 2008 PM&P study, that no salary increases were warranted in 2010 for the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Subsidiary Bank President and CEO. Therefore, the 2010 base salaries for these executives remained at $$370,500, 225,000, $205,000, and $225,000, respectively.

The 2010 PM&P peer group study showed that the base salaries of all the Named Executive Officers were below median when compared to survey data (9% below the 50th percentile). The market or median base salary for a chief executive officer was $425,000. In considering the Chief Executive Officer’s base salary for 2011, the Committee concluded, with input from the Chief Executive Officer, that the 2010 salary of $370,500 should remain the same for 2011.

The 2010 PM&P study showed market or median base salaries of $232,000 and $252,000, respectively, for a chief financial officer and a chief operating officer. The base salary of the Chief Financial Officer was increased to $232,000 effective January 1, 2011, as a result of the market compensation for chief financial officer and the additional duties and responsibilities of two business divisions.  The base salary of the Chief Operating Officer was increased to $235,000 effective March 28, 2011, as a result of the market compensation for the chief operating officer.

Short-Term Incentive Compensation

The Committee did not approve a short-term incentive component of the compensation program for 2011 because of the executive compensation restrictions of ARRA.

Long-Term Incentive Compensation

On February 23, 2010, the Committee approved the granting of restricted stock (Award Shares) to the Named Executive Officers, with the exclusion of the employee Chairman, using StellarOne’s common stock closing price of $12.08 per share on February 22, 2010.  The number of Award Shares was based on the targeted equity component of the compensation program, which was 30% of base salary for the Chief Executive Officer, and 20% of base salary for the Chief Financial Officer, Chief Operating Officer, and Subsidiary Bank President and CEO.  Therefore, the total number of Award Shares granted to Mr. Barham was 9,202, to Messrs. Van Dyke and Feldmann was 3,726, and to Mr. Farrar was 3,395.

The vesting schedule for the Award Shares allows for 40% to become vested after two years and 20% to become vested after each of the third, fourth, and fifth years. The Award Shares will not become freely transferable until the first day after the TARP Period ends. At that time, 25% of the Award Shares may become freely transferable at the time of StellarOne’s repayment of 25% of the Aggregate TARP Financial Assistance, an additional 25% of the Award Shares may become freely transferable (for an aggregate total of 50% of the Award Shares) at the time of repayment of 50% of the Aggregate TARP Financial Assistance, an additional 25% of the Award Shares may become freely transferable (for an aggregate total of 75% of the Award Shares) at the time of repayment of 75% of the Aggregate TARP Financial Assistance, and the remainder of the award may become freely transferable at the time of repayment of 100% of the Aggregate TARP Financial Assistance.

For 2011, the Committee considered the recommendations of the executive compensation consultant to increase grant sizes to competitive levels, grant a mix of time and performance vested shares and base the vesting of performance based shares on the company’s performance against peer performance. The Committee believed that such actions were advisable and on February 22, 2011, the Committee granted Award Shares to the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer as described below. Grant values were based on the February 22, 2011 closing price of StellarOne common stock of $14.90 per share.

The grant date value of the Award Shares for the Chief Executive Officer was 50% of his 2011 base salary. As a result, the total number of shares granted to him was 12,433. The time and performance vested components of his grant are equal to 35% and 15% of his 2011 base salary, respectively, resulting in grants of 8,703 time vested and 3,730 performance vested shares. The grant date value of the Award Shares for the Chief Financial Officer was equal to 35% of his 2011 base salary, and the total number of shares granted to him was 5,450. The time and performance vested components of his grant were equal to 25% and 10% of his base salary, respectively, resulting in grants of 3,893 time vested and 1,557 performance vested shares. The grant date value of the Award Shares for the Chief Operating Officer was 35% of his 2011 base salary, resulting in 5,285 shares granted. The time and performance vested components of his grant were equal to 25% and 10% of his 2011 base salary, respectively, resulting in grants of 3,775 time vested and 1,510 performance vested shares.

The vesting schedule for the 2011 time vested Award Shares allows for 40% to become vested after two years and 20% to become vested in each of the third, fourth, and fifth years. The time vested Award Shares will become freely transferable the first day after the TARP Period ends, in such increments as described above for the 2010 Award Shares.

The vesting of the 2011 performance Award Shares is based on StellarOne’s average annual performance over the three year period ending December 31, 2014 in four equally weighted financial performance categories against its peer group: operating revenue, efficiency ratio, percentage of non-accrual loans to total loans, and basic earnings per share. If, at the end of the performance period, the average annual performance is in the 41st to 50th percentile of the peer group, 50% of the shares will vest. If performance is in the 21st to 40th percentile, 75% of the shares will vest. If performance is in the 1st to the 20th percentile, then 100% of the shares will vest. No vesting of the shares occurs under the 50th percentile of average annual performance.

In addition to the Award shares described above, on June 15, 2010, the Chief Financial Officer was granted 1,500 shares of restricted stock in acknowledgement of added job responsibilities with regard to the Wealth Management and Mortgage lines of business. The vesting schedule for the shares awarded allows for 40% to become vested after two years, an additional 20% to become vested in the third year, another 20% in the fourth year, and the remainder in the fifth year; however, the award shares will not become fully transferable until the first day after the TARP period ends.

Perquisites and Other Benefits

StellarOne annually reviews the perquisites received by the Named Executive Officers. The primary perquisites for the Named Executive Officers are the payment of the initiation fee dues for one or more golf or social clubs (depending on geography and market responsibilities), and the personal use of a company car or a monthly car allowance. StellarOne encourages the executives to belong to a golf or social club to provide an appropriate informal forum in which to conduct business with customers and prospects and to provide additional networking opportunities that may result in business opportunities for StellarOne. A company car or allowance is provided because the executives must travel frequently for business within the territory of the company.

The Named Executive Officers may participate in StellarOne’s nonqualified Executive Deferred Compensation Plan, which is for a select group of highly compensated and management employees. Under the terms of this plan, participants may elect to defer receipt, until termination of employment, a specified future date or retirement, of up to 50% of their base salary and up to 100% of their annual incentive compensation. Although the company does not make matching contributions to the plan, it may elect to make contributions approved by the Personnel and Compensation Committee and/or Board of Directors. In 2010, the Committee approved a contribution amount equal to 15% of base salary to the deferred compensation account for the Chief Executive Officer, pursuant to the terms of his employment agreement.

The Named Executive Officers participate in StellarOne’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, relocation benefits, and discounts on StellarOne Bank products.

Employment Agreements and Change-in-Control Arrangements with Named Executive Officers

American Recovery and Reinvestment Act of 2009 Affect on Agreements

In connection with the closing on the TARP funds, each Named Executive Officer signed a waiver of acknowledgement that the TARP Treasury regulation in effect at such time may require modification of the compensation, bonus, incentive, and other benefits plans, policies, and agreements that StellarOne has that affect the executive’s compensation (Benefit Plans). These restrictions significantly modify the provisions of the agreements StellarOne has with the Named Executive Officers that relate to severance payments in the event of an officer’s termination of employment.

In addition, each of the Named Executive Officers entered into a letter agreement with StellarOne amending the Benefit Plans with respect to such officer as may be necessary, during the period that Treasury owns any debt or equity securities of StellarOne acquired through the CPP, to comply with Section 111(b) of EESA. The following summary of the contents of the agreements is based on the agreements prior to modification according to the executive compensation restrictions resulting from StellarOne’s participation in the TARP.

Employment Agreements

Each of the current Named Executive Officers has an employment agreement with StellarOne. The Committee and the Board of Directors believe that each agreement assures fair treatment of each executive in relation to his career with StellarOne by offering assurance of some financial security. Each agreement also protects the shareholders by encouraging the executive to continue to apply attention to his duties without distraction in a potential merger or takeover circumstance and by helping to maintain the executive’s objectivity in considering any proposals to acquire the company.

On January 1, 2011, the Chief Executive Officer, Chief Operating Officer, and the Chief Financial Officer each entered into new employment agreements to replace the agreements that had become effective upon the merger of Virginia Financial Group, Inc. and FNB Corporation in February 2008. The 2011 employment agreements each have an initial term of three years, and are automatically renewed for additional one year terms upon the expiration of the initial term or any successive term unless written notice not to renew has been given by the executive or StellarOne. The agreements provide minimum base salaries, subject to annual review, and the right to participate in incentive compensation and benefit plans.

If StellarOne terminates the employment of an executive without cause or an executive terminates his employment for good reason (each term as defined in the employment agreements) without a change in control, StellarOne (or its successor) would be obligated to pay the executive a lump-sum cash payment equaling his annual base salary for 18 months from the date of termination and to continue the executive’s and his family’s health care coverage benefits for 18 months from the date of termination. In addition, the employment agreements provide that the executives will be subject, in certain circumstances, to non-competition restrictions for a period of 18 months following the termination of employment without a change in control.

In the event of a voluntary resignation, the executive officer will receive only the compensation, vested rights, and employee benefits up to the date of termination. In the event of retirement, the executive officer will receive no additional compensation under the agreement.

Change-in-Control Benefit Triggers

The employment agreements also provide for three years continued employment in the event of a change in control (as defined in the employment agreements) of StellarOne. If, following a change in control, StellarOne (or its successor) terminates the employment of the executive without cause or the executive terminates his employment for good reason, the company would be obligated to continue the executive’s and his family’s health care coverage benefits for an additional 36 months and to pay the executive a lump-sum cash payment equal to the lesser of 2.00 or the balance of the agreement’s term (expressed in year(s) and/or a fractional part of a year, as applicable) times his combined annual base salary at the time of termination and average annual bonus for the two most recently completed years. Such payments and benefits are limited, however, to the maximum amount, if any, which can be paid without any of the payments or benefits being excess parachute payments under Code Section 280(g). In addition, the health care benefit is subject to elimination if the executive obtains comparable or greater health care benefits through subsequent employment. The executive will also be subject to non-competition restrictions for a period of 18 months following the termination of his employment unless StellarOne terminates his employment without cause or he terminates his employment for good reason in a change-in-control context.

Personnel and Compensation Committee Report

The Personnel and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Personnel and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

In addition, the Personnel and Compensation Committee certifies that it has reviewed with the Senior Risk Officer the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution. Those efforts are further described in detail in the American Recovery and Reinvestment Act of 2009 (ARRA) section of the Compensation Discussion and Analysis.

The undersigned members of the Personnel and Compensation Committee have submitted this Report to the Board of Directors.

H. Wayne Parrish, Chair
Glen C. Combs
Beverley E. Dalton
Steven D. Irvin
Alan W. Myers

Executive Compensation

Summary of Compensation Table

The following table summarizes compensation earned by or awarded to the Named Executive Officers in 2010.

		Salary (1)	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

O. R. Barham, Jr.	2010	370,500	-	111,160	-		21,873	75,500	579,033
President and Chief Executive Officer	2009	376,626	-	113,002	-		42,184	83,007	614,819
	2008	381,138	-	-	91,870	35,490	19,400	76,011	603,909

Jeffrey W. Farrar	2010	205,000	-	61,487	-		29,130	17,219	312,836
Executive Vice President and Chief Financial Officer	2009	205,000	-	41,009	-		(29,588)	27,343	243,764
	2008	201,308	-		32,195	14,924	28,768	16,191	293,386

Litz H. Van Dyke	2010	225,000	-	45,010	-		-	23,097	293,107
Executive Vice President and Chief Operating Officer	2009	225,000	-	45,013	-	-	-	36,416	306,429
	2008	222,777	-		35,335	16,380	-	30,578	305,070

Gregory W. Feldmann	2010	225,000	-	45,010	-		-	9,275	279,285
Subsidiary Bank President and CEO (6)	2009	225,000	-	45,013	-		-	19,651	289,664
	2008	185,559	-		35,335	16,380	-	10,020	247,295

(1) Amounts shown represent actual base salary earned in the respective years including any amounts that may have been deferred into the company's 401(k) or Nonqualified Executive Deferred Compensation Plans.  During 2010 the salaries of Messrs. Farrar, Van Dyke and Feldmann, $205,000, $225,000 and $225,000 respectively, remained the same as those implemented upon the February 28, 2008 merger of Virginia Financial Group Incorporated and FNB Corporation.  The salary implemented upon merger for Mr. Barham, $390,000, was reduced effective April 24, 2009 to $370,500 and remained at that level throughout 2010.

(2) Consistent with changes in the SEC's reporting requirement, amounts shown represent the aggregate full grant date fair value of each award calculated in accordance with FASB ASC Topic 718.  The assumptions used in the calculations are included in Note 1 to the Company's audited financial statements for the year ended December 31, 2010 as included in the form 10-K filed with the SEC on March 11, 2011.

(3) The four executives named above generally participate in the Company's Executive Incentive Plan described in the Compensation Discussion and Analysis.  As a result of the bonus restrictions in effect under ARRA all participation in the plan was suspended in 2010.

(4) Messrs. Barham and Farrar participate in the Employee Retirement Plan which is described in the Compensation Discussion and Analysis.  Because this plan was closed to new participation after December 31, 2002, Messrs. Van Dyke and Feldmann, who became employed after that date, do not participate.  Benefit accruals were frozen following the 2008 plan year which ended on December 31, 2008.  Because benefit accruals are frozen any 2010 increase included in this column result from increases in the projected benefit obligation and not increases in accrued benefits under the plan.

(5) The amounts shown above include company contributions to the 401(k) plans which are available to the executives named above on the same basis as to the general employee population.  The amount shown for Mr. Barham includes a $55,575 company contribution to the Executive Deferred Compensation Plan.  This contribution, which represents 15% of Mr. Barham's annual base salary rate on December 31, 2010, was made in accordance with his employment agreement and is in lieu of his participation any  other supplemental retirement plans.  Other items included in the above amounts, no single item of which exceeds $25,000, are the value of the personal use of company vehicles, auto allowance, country club dues, dividends on unvested restricted stock, and the value of life insurance coverage not generally available to other employees.

(6) Mr. Feldmann resigned as Subsidiary Bank President and CEO effective February 1, 2011, at which time Mr. Barham, President and Chief Executive Officer of StellarOne Corporation, was assigned the additional duties of Subsidiary Bank President and CEO.

Grants of Plan-Based Awards

The following table sets forth information with respect to restricted stock awards granted to the Named Executive Officers for the year ended December 31, 2010. Please refer to the Summary of Compensation Table for a discussion of the grant date fair value of the stock awards and associated compensation expense. No awards of stock options were granted to the Named Executive Officers for 2010.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold	Target	Maximum

O. R. Barham, Jr.	2/23/2010	N/A	N/A	N/A	9,202	N/A	N/A	109,688
Jeffrey W. Farrar	2/23/2010	N/A	N/A	N/A	3,395	N/A	N/A	40,468
	6/16/2010	N/A	N/A	N/A	1,500	N/A	N/A	20,475
Litz H. Van Dyke	2/23/2010	N/A	N/A	N/A	3,726	N/A	N/A	44,414
Gregory W. Feldmann	2/23/2010	N/A	N/A	N/A	3,726	N/A	N/A	44,414

Outstanding Equity Awards at Fiscal Year End

The following table includes certain information with respect to all previously awarded unexercised options and unvested restricted stock awards held by the Named Executive Officers at December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exerciseable	Number of Securities Underlying Unexercised Options (#) Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
O. R. Barham, Jr.	10,650			21.87	12/01/2012	17,361	252,429
	8,166			19.72	04/14/2013
	40,484			19.29	10/01/2013
	6,858			23.83	01/21/2014
	12,675			30.00	10/11/2015
	23,571			28.09	03/01/2016
	21,691	24,290		31.65	07/15/2017

Jeffrey W. Farrar	3,750			21.87	12/01/2012	7,856	114,226
	2,835			19.72	04/14/2013
	14,187			19.29	10/01/2013
	2,567			23.83	01/21/2014
	4,583			30.00	10/11/2015
	8,525			28.09	03/01/2016
	7,822	8,511		31.65	07/15/2017

Litz H. Van Dyke	15,571			19.29	10/01/2013	6,976	101,431
	3,633			21.92	10/07/2014
	2,556			23.17	07/14/2015
	9,798			28.09	03/01/2016
	9,005	9,342		31.65	07/15/2017

Gregory W. Feldmann	15,571	9,342		19.29	10/01/2013	6,976	101,431

Option Exercises and Stock Vested

The following table provides information regarding the value realized by the Named Executive Officers with respect to options exercised and restricted stock that vested during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
O. R. Barham, Jr.	-	-	-	-
Jeffrey W. Farrar	5,000	27,150	-	-
Litz H. Van Dyke	-	-	-	-
Gregory W. Feldmann	-	-	-	-

Pension Benefits

The following table shows the present value of accumulated benefit under the Virginia Financial Group, Inc. Employee Retirement Plan payable to the two Named Executive Officers who participate, including the number of years of service credited to each under the plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
O. R. Barham, Jr.	Virginia Financial Group, Inc. Employee Retirement Plan	16	283,314	-
Jeffrey W. Farrar	Virginia Financial Group, Inc. Employee Retirement Plan	13	133,670	-

Nonqualified Deferred Compensation

The following table summarizes the contributions and earnings for the Named Executive Officers under the nonqualified Executive Deferred Compensation Plan described in more detail in the Compensation Discussion and Analysis section beginning on page 13.

	Executive Contributions in Last FY	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)	($)	($)	($)	($)
O. R. Barham, Jr. (2)	-	55,575	13,061	-	854,419
Jeffrey W. Farrar (3)	-	-	24,973	-	81,469
Litz H. Van Dyke	-	-	-	-	-
Gregory W. Feldmann	-	-	-	-	-

(1)	See footnote number 5 to the Summary of Compensation Table with respect to current fiscal year contribution.
(2)
Fiscal 2010 year-end aggregate balance reflects the fair market value of Mr. Barham’s deferred compensation accounts as of December 31, 2010. Mr. Barham’s previously disclosed 2009 ending deferred compensation balance was $785,783.

(3)
Fiscal 2010 year-end aggregate balance reflects the fair market value of Mr. Farrar’s deferred compensation accounts as of December 31, 2010. Mr. Farrar’s previously disclosed 2009 ending deferred compensation balance was $56,496.

Potential Payments Upon Termination

The following table summarizes the payments to which the Named Executive Officers are entitled upon a termination of employment in different, specified circumstances under their employment agreements, the Stock Incentive Plan, and the nonqualified Employee Deferred Compensation Plan. Benefits payable under the tax-qualified Retirement Plan and 401(k) plans are not included. Calculations below assume termination on December 31, 2010.

Please refer to the Compensation Discussion and Analysis section beginning on page 13 for a discussion of the potential impact of StellarOne’s participation in TARP and requirements of the ARRA on Named Executive Officer compensation, benefits, and employment agreements, which is not reflected in the calculations below.

	Termination With No Change in Control				Termination Upon Change in Control
Benefit	Death ($)	Incapacity ($)	Termination Without Cause or Resignation for Good Reason ($)	Termination for Cause or Resignation Without Good Reason ($)	Death ($)	Incapacity ($)	Termination Without Cause or Resignation for Good Reason (1) ($)	Termination by Employer for Cause ($)	Employee Resignation Without Good Reason ($)

O. R. Barham, Jr. President and CEO
Base Salary	92,625	30,875	555,750	-	92,625	92,625	1,107,795	-	-
Annual Incentive	-	-	-	-	-	-	-	-	-
Early Vesting of Stock Options (1)	-	-	-	-	-	-	-	-	-
Early Vesting of Restricted Stock (1)	-	-	252,429	-	-	-	252,429	-	-
Medical Insurance	-	-	9,828	-	19,656	19,656	19,656	-	-
Dental Insurance	-	-	450	-	900	900	900	-	-
Nonqualified Deferred Compensation	854,419	-	854,419	854,419	854,419	-	854,419	854,419	854,419
Total Value	947,044	30,875	1,672,876	854,419	967,600	113,181	2,235,199	854,419	854,419
Jeffrey W. Farrar Executive Vice President and CFO
Base Salary	51,250	17,083	307,500	-	51,250	51,250	612,950	-	-
Annual Incentive	-	-	-	-	-	-	-	-	-
Early Vesting of Stock Options (1)	-	-	-	-	-	-	-	-	-
Early Vesting of Restricted Stock (1)	-	-	114,226	-	-	-	114,226	-	-
Medical Insurance	-	-	9,162	-	18,324	18,324	18,324	-	-
Dental Insurance	-	-	450	-	900	900	900	-	-
Nonqualified Deferred Compensation	81,469	-	81,469	81,469	81,469	-	81,469	81,469	81,469
Total Value	132,719	17,083	512,807	81,469	151,943	70,474	827,869	81,469	81,469
Litz H. Van Dyke Executive Vice President and COO
Base Salary	56,250	18,750	337,500	-	56,250	56,250	672,750	-	-
Annual Incentive	-	-	-	-	-	-	-	-	-
Early Vesting of Stock Options (1)	-	-	-	-	-	-	-	-	-
Early Vesting of Restricted Stock (1)	-	-	101,431	-	-	-	101,431	-	-
Medical Insurance	-	-	9,126	-	18,252	18,252	18,252	-	-
Dental Insurance	-	-	450	-	900	900	900	-	-
Nonqualified Deferred Compensation	-	-	-	-	-	-	-	-	-
Total Value	56,250	18,750	448,507	-	75,402	75,402	793,333	-	-
Gregory W. Feldmann Subsidiary Bank President and CEO (2)
Base Salary	56,250	18,750	337,500	-	56,250	56,250	672,750	-	-
Annual Incentive	-	-	-	-	-	-	-	-	-
Early Vesting of Stock Options (1)	-	-	-	-	-	-	-	-	-
Early Vesting of Restricted Stock (1)	-	-	101,431	-	-	-	101,431	-	-
Medical Insurance	-	-	9,126	-	18,252	18,252	18,252	-	-
Dental Insurance	-	-	450	-	900	900	900	-	-
Nonqualified Deferred Compensation	-	-	-	-	-	-	-	-	-
Total Value	56,250	18,750	448,507	-	75,402	75,402	793,333	-	-

(1)
Pursuant to the provisions of the employment agreements in effect as of December 31, 2010 for the Named Executive Officers, all outstanding unvested awards made under the company’s Stock Incentive Plan vest immediately upon the termination of the Named Executive Officer without cause or good reason or in the event of a change in control of the company whether or not termination of employment occurs.

(2)
Mr. Feldmann resigned as Subsidiary Bank President and CEO effective February 1, 2011, at which time Mr. Barham, President and Chief Executive Officer of StellarOne Corporation, was assigned the additional duties of Subsidiary Bank President and CEO.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2010 with respect to certain compensation plans under which StellarOne equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)
Equity compensation plans approved by shareholders (1)	498,174	$19.98	455,779
Equity compensation plans not approved by shareholders	-	-	-
Total	498,174	$19.98	455,779

(1)	Includes options outstanding under the StellarOne Corporation Stock Incentive Plans.

PROPOSAL II:  Advisory (Non-Binding) Vote to Approve Executive Compensation

The American Recovery and Reinvestment Act of 2009 includes a provision requiring Capital Purchase Program participants like StellarOne, during the period in which any obligation arising from assistance provided under the CPP remains outstanding, to permit a separate and non-binding shareholder vote to approve executive compensation as disclosed pursuant to the compensation disclosure rules of the SEC. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse StellarOne’s executive pay program. Accordingly, shareholders of StellarOne are being asked to approve the following resolution:

RESOLVED, that the shareholders of StellarOne Corporation approve the executive officer compensation described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of Named Executive Officers (together with the accompanying narrative disclosure) in this proxy statement.

As provided in the ARRA, this is an advisory vote only. Approval of the proposed resolution requires the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote.

The Board of Directors believes that StellarOne’s compensation policies and procedures are strongly aligned with the long-term interests of its shareholders. Because your vote is advisory, it will not be binding upon the Board. However, the Personnel and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
APPROVAL OF EXECUTIVE COMPENSATION IN THIS PROXY STATEMENT.

Principal Accountant, Fees, and Services

Audit and Non-Audit Fees

The following table presents fees billed, and expected to be billed, for professional services rendered by Grant Thornton LLP (Grant Thornton), independent registered public accountants to StellarOne Corporation and its subsidiaries for the years ended December 31, 2010 and 2009. All such audit and non-audit services were pre-approved by the Audit and Compliance Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.

	2010	2009
Audit Fees (1)	$409,050	$366,212
Tax Fees (2)	37,679	30,895
All Other Fees (3)	3,950	3,950

(1)
Audit fees consist of fees for professional services rendered for the audit of StellarOne’s consolidated financial statements and review of financial statements included in StellarOne’s quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Tax fees consist of the fees billed for professional services rendered by Grant Thornton for tax compliance, tax advice, and tax planning.
(3)	All other fees consist of fees billed for services rendered by Grant Thornton for general consulting services such as web-based research software.

Audit and Compliance Committee Pre-Approval Policy

The Audit and Compliance Committee is responsible for the appointment, compensation and oversight of the work performed by StellarOne’s independent registered public accountants. The Audit and Compliance Committee or a designated member of the committee must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accountants in order to ensure that the provision of such services does not impair the independent registered public accountant’s independence. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit and Compliance Committee at its next scheduled meeting. The Audit and Compliance Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountants to management.

Audit and Compliance Committee Report

The Audit and Compliance Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of StellarOne’s financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the internal audit function and independent auditors, and risk assessment and risk management. The committee manages StellarOne’s relationship with its independent registered public accountants (who report directly to the Audit and Compliance Committee). The committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the committee deems necessary to carry out its duties and receive appropriate funding, as determined by the committee, from StellarOne for such advice and assistance. All members of the Audit and Compliance Committee satisfy the independence and financial literacy requirements for audit committee membership of the NASDAQ Stock Market. No members of the Audit and Compliance Committee are considered large customers of StellarOne Bank. In addition, at least two members of the Audit and Compliance Committee have past employment experience in finance or accounting or comparable experience which results in the individuals’ financial sophistication.

StellarOne’s management has primary responsibility for the financial reporting process and for preparing the financial statements. Grant Thornton LLP, StellarOne’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of StellarOne’s audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities for 2010, the Audit and Compliance Committee hereby reports as follows:

1.	The committee has reviewed and discussed the audited financial statements with StellarOne’s management.

2.
The committee has discussed with the independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), as modified or supplemented.

3.
The committee has received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”) and has discussed with the independent registered public accountants the independent registered public accountants’ independence.

4.
Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit and Compliance Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in StellarOne Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit and Compliance Committee have submitted this Report to the Board of Directors.

Gregory L. Fisher, Chair
Jan S. Hoover, Vice Chair
Lee S. Baker
Steven D. Irvin

PROPOSAL III:  Ratification of the Appointment of Grant Thornton LLP as the
Independent Registered Public Accountants for the Year 2011

The Audit and Compliance Committee has engaged Grant Thornton as independent registered public accountants for the year ending December 31, 2011. The Board is submitting the engagement of Grant Thornton to the vote of shareholders for ratification.

In order to be ratified, the appointment of Grant Thornton must be approved by a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting. Therefore, abstentions effectively count as votes against this proposal. In the event the appointment of Grant Thornton is not ratified, it is anticipated that no change will be made for 2011 because of the difficulty and expense of making a mid-year change. However, the shareholder vote will be considered by the Audit and Compliance Committee in connection with the appointment of the independent registered public accounting firm for 2012.

Representatives of Grant Thornton are expected to be present at the annual meeting and will be available to answer appropriate questions and to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

Other Matters

Management knows of no other business to be brought before the Annual Meeting. Should any other business be properly presented for action at the meeting, the shares represented by the enclosed proxy will be voted by the persons named therein in accordance with their best judgment and in the best interests of StellarOne.

Annual Reports to Shareholders

A copy of the Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC but excluding exhibits, is provided with this proxy statement. Shareholders may obtain a copy of the exhibits to the Annual Report on Form 10-K by writing Investor Relations at StellarOne Corporation, 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911.

Shareholders may also access a copy of the Form 10-K including exhibits on the SEC’s website at http://www.sec.gov or on StellarOne’s website at http://www.StellarOne.com under “Investor Relations,” “SEC Filings & Other Documents.”

The 2012 Annual Meeting of Shareholders

If any shareholder intends to propose a matter for consideration at StellarOne’s 2012 annual meeting (other than a director nomination), notice of the proposal must be received in writing by the Secretary by December 14, 2012. If any shareholder intends to present a proposal to be considered for inclusion in StellarOne’s proxy materials in connection with the 2011 Annual Meeting, the proposal must be in proper form and must be received by the Secretary of StellarOne Corporation at 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911 on or before December 14, 2012. In addition, the proxy solicited by the Board of Directors for the 2012 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if StellarOne has not received notice of such proposal by December 14, 2012, in writing delivered to StellarOne’s Secretary.

STELLARONE CORPORATION

Annual Meeting of Shareholders
May 17, 2011
10:00 a.m. Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Beverley E. Dalton and Steven D. Irvin, jointly and severally, as proxies, with full power to act alone and with full power of substitution, to represent the undersigned and to vote all shares of the Corporation standing in the name of the undersigned as of the close of business on March 25, 2011 at the annual meeting of shareholders to be held at 10:00 a.m. on Tuesday, May 17, 2011 at the Doubletree Hotel, 990 Hilton Heights Road, Charlottesville, Virginia, or any adjournments thereof, on each of the specified proposals.

This proxy when properly executed will be voted as directed or, if no direction is made, will be voted FOR the election of all director nominees, FOR approval of executive compensation as reported in the proxy statement, FOR the ratification of the appointment of the independent registered public accountants for the year ending December 31, 2011, and, in the discretion of the proxy agents, on any other matter that properly comes before the meeting.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.
(Continued, and to be marked, dated and signed, on the other side)

➧   FOLD AND DETACH HERE   ➧

STELLARONE CORPORATION — ANNUAL MEETING, MAY 17, 2011

YOUR VOTE IS IMPORTANT!

Proxy materials are available online at:

http://www.StellarOne.com (Investor Relations/SEC Filings & Other Documents)

You can vote in one of three ways:

1. Call toll free 1-866-358-4697 on a touch-tone phone. There is NO CHARGE to you for this call.
or

2. Via the Internet at https://www.proxyvotenow.com/stel and follow the instructions.

or

3. Mark, sign, and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS
                                                                            5144

z		REVOCABLE PROXY	{
☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	STELLARONE CORPORATION
                                                             Annual Meeting of Shareholders
                                                                May 17, 2011
				With-	For All
			For	hold	Except			For	Against	Abstain
1.	Election of six (6) director nominees to serve until the 2012 annual meeting of shareholders or, in each case, until a successor is duly elected and qualified, as instructed below.		☐	☐	☐	2.	Approval, in an advisory (non-binding) vote, of the executive compensation disclosed in the proxy statement.	☐	☐	☐
	Nominees:					3.	Approval of the ratification of the appointment of Grant Thornton LLP as the independent registered public accountants for the year 2011.	☐	☐	☐
	(01) Glen C. Combs (02) Gregory L. Fisher (03) Christopher M. Hallberg	(04) Jan S. Hoover (05) Alan W. Myers (06) Raymond D. Smoot, Jr.				4.
Transaction of such other business as may properly come before the annual meeting of shareholders or any adjournment thereof.  The Board of Directors presently knows of no other business to be presented at the annual meeting of shareholders.

	INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.						The Board of Directors recommends a vote "FOR" proposals 1, 2 and 3.

Mark here if you plan to attend the meeting	☐
Mark here for address change and note change	☐

Note: Please sign your name(s) exactly as shown imprinted heron. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy, if properly executed and delivered, will revoke all previous proxies.
Please be sure to date and sign this proxy card in the box below.	Date
Sign above	Co-holder (if any) sign above

x	IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW	y

➧  FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL➧

PROXY VOTING INSTRUCTIONS
Shareholders of record have three ways to vote:
1. By mail; or
2. By telephone (using a touch-tone phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m. Eastern Time, May 17, 2011. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone	Vote by Internet
Call toll-free on a touch-tone phone anytime prior to	anytime prior to
3:00 a.m. Eastern Time, May 17, 2011:	3:00 a.m. Eastern Time, May 17, 2011 go to
1-866-358-4697	https://www.proxyvotenow.com/stel

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE PROXY MATERIALS:	http://www.StellarOne.com (Investor Relations/SEC Filings & Other Documents)

Your vote is important!